U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC  20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                               FORM 4/A

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

___    Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b)

1.  Name and Address of Reporting        Miller, Jr. Edgar William
Person                                   200 North Elm Street
                                         Greensboro, NC  27401

2.  Issuer Name and Ticker or            Network Systems
Trading Symbol                           International, Inc. (NESI)

3.  IRS Number of Reporting Person,
if an Entity (Voluntary)

4.  Statement for Month/Year:            December, 1997

5.  If Amendment, Date of Original       N/A

6.  Relationship of Reporting Person     Director, Officer, 10%
to Issuer                                Owner
     (Check all applicable)

7.  Individual or Joint/Group Filing     _x__ Form filed by one
(Check applicable line)                  Reporting Person
                                         ___ Form filed by more than
                                         one Reporting Person.

Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

1.  Title of Security                         Common Stock

2.  Transaction Date  (Month/Day/Year)        December 30, 1997

3. Transaction Code  (Instr. 8)               Code:  G
                                              V:

4.  Securities Acquired (A) or Disposed of    Amt:       1,250
(D)
                                              (A) or     D
                                              (D)
                                              Price:     $5.50

4.  Securities Acquired (A) or Disposed of    Amt:       1,250
(D)
                                              (A) or     D
                                              (D)
                                              Price:     $5.50

4.  Securities Acquired (A) or Disposed of    Amt:       1,250
(D)
                                              (A) or     D
                                              (D)
                                              Price:     $5.50

4.  Securities Acquired (A) or Disposed of    Amt:       50
(D)
                                              (A) or     D
                                              (D)
                                              Price:     $5.50

4.  Securities Acquired (A) or Disposed of    Amt:       1,000
(D)
                                              (A) or     D
                                              (D)
                                              Price:     $5.50

5.  Amount of Securities Beneficially Owned   1,233,547
at
End of Month
6.  Ownership form:  Direct (D) or Indirect   1,232,297 (D)
(I)                                               1,250 (I)

7.  Nature of Indirect Beneficial             1,250 shares held
Ownership:                                    indirectly by Mr.
                                              Miller for his
                                              wife.


Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security                           N/A

2.  Conversion or Exercise Price of
Derivative Security

3.  Transaction Date (Month/Day/Year)

4.  Transaction Code                     Code:

                                         V:

5.  Number of Derivative Securities      (A)
Acquired (A) or Disposed of (D)
                                         (D)

6.  Date Exercisable and Expiration      Date
Date                                     Exercisable
   (Month/Day/Year)

                                         Expiration
                                         Date

7.  Title and Amount of Underlying       Title
Securities




                                         Amount or
                                         Number
                                         of Shares

8.  Price of Derivative Security:

9.  Number of Derivative Securities
Beneficially Owned at End of Month:

10.  Ownership Form of Derivative
Security:  Direct (D) or Indirect (I)

11.  Nature of Indirect Beneficial
Ownership



Explanation of Responses: The first three lines on Table 1 Item 4 listing the amount of disbursements were listed incorrectly on the Form 4 filed January 9, 1998 as 12,500 shares. The correction has been made on this Form 4/A to reflect the correct number of shares as 1,250.

/s/ Edgar W. Miller, Jr.
Signature of Reporting Person


Date:   1/10/98